SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U, AND 74V.

FOR PERIOD ENDING  6/30/2008
FILE NUMBER 811-1540
SERIES NO.: 2


74U. 1 Number of shares outstanding (000's Omitted)
       Class A                               12,447
     2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
       Class B                                3,267
       Class C                                1,292


74V. 1 Net asset value per share (to nearest cent)
       Class A                               $18.35
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class B                               $15.98
       Class C                               $15.95